Exhibit 99
BOB EVANS FARMS ANNOUNCES PRELIMINARY THIRD-QUARTER RESULTS; REAFFIRMS FY 2009 OPERATING INCOME GUIDANCE
Company reaffirms adjusted operating income guidance (excluding charges) of approximately $91 million to $96 million for FY 2009
Company expects to record third-quarter pretax charges of approximately $75.3 million, including impairment of goodwill, intangibles and fixed assets at Mimi’s Café; other charges expected for severance / retirement costs and unusable spare parts
Company reaffirms commitment to current annual dividend rate of 64 cents per share, suspends share repurchase program for FY 2009
COLUMBUS, Ohio – Feb. 4, 2009 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced preliminary financial results for the 2009 third fiscal quarter ended Friday, Jan. 23, 2009.
Third-quarter summary
The Company expects to report an operating loss of approximately $46.4 million and a net loss of approximately $51.4 million, or $1.67 per diluted share, for the third quarter of fiscal 2009. These results include the negative pretax impact of approximately $75.3 million in charges, including goodwill impairment and other charges for Mimi’s Cafe. For more detail on these items, please see “Third-quarter preliminary results” below. In the third quarter last year, reported results included operating income of $32.7 million and net income of $20.0 million, or 61 cents per diluted share.
Excluding the pretax charges of $75.3 million, the Company anticipates that its third-quarter operating loss of $46.4 million this year would instead have been operating income of approximately $28.9 million, which compares to adjusted operating income of $30.4 million in the third quarter of fiscal 2008 (please see “Third-quarter preliminary results” for a reconciliation of third-quarter fiscal 2008 adjusted operating income to third-quarter fiscal 2008 reported operating income).
Fiscal year 2009 outlook
Based on its operating performance to date, the Company reaffirmed its estimate for fiscal 2009 adjusted operating income of approximately $91 million to $96 million, excluding the aforementioned pretax charges of $75.3 million, which is equivalent to its existing earnings per share guidance (see “Reconciliation of non-GAAP measures” below). Due to the significant impact of the goodwill impairment charge on the Company’s effective tax rate, the Company is now providing its guidance for the remainder of the 2009 fiscal year in terms of adjusted operating income rather than in earnings per share.

Third-quarter preliminary results
The Company expects to report an operating loss of approximately $46.4 million and a net loss of approximately $51.4 million for the third quarter of fiscal 2009. These results include the negative impact of the following pretax charges:
•	Approximately $56.2 million in non-cash charges for the impairment of goodwill related to the acquisition of Mimi’s Café.

•	Approximately $11.8 million in non-cash charges for the impairment of intangible assets (i.e., the Mimi’s Café trade name) related to the acquisition of Mimi’s.

•	Approximately $6.4 million in non-cash fixed-asset impairment charges for six underperforming Mimi’s Café restaurants.

•	Approximately $0.8 million in cash charges for severance payments and retirement costs.

•	Approximately $0.4 million in non-cash charges for unusable spare parts in the food products division.
These pretax charges total $75.6 million and, when combined with the positive impact of $300,000 in pretax gains from the sale of restaurant assets, net to $75.3 million. Excluding this negative net pretax impact of $75.3 million, the Company anticipates that its third-quarter operating loss of $46.4 million would instead have been operating income of approximately $28.9 million.
The Company’s tax provision in the third quarter of fiscal 2009 reflects the impact of the $56.2 million goodwill impairment charge, which is not tax deductible. Excluding the goodwill impairment charge, the Company estimates its effective tax rate would have been approximately 27 percent.
In the third quarter of fiscal 2008, the Company reported operating income of $32.7 million. These results included the favorable impact of several items, primarily:
•	Pretax income of $6.6 million related to the first-time recognition of gift-certificate and gift-card “breakage” (gift certificates and gift cards that consumers fail to redeem) at Bob Evans Restaurants, which benefited the “Net Sales” line of the restaurant segment income statement.

•	A pretax gain of $0.1 million from the sale of real estate assets.
Last year’s third-quarter reported results also included the negative impact of several items, primarily the following:
•	A pretax charge of $3.7 million related to nine underperforming Bob Evans Restaurants that the Company closed in February 2008.

•	A pretax charge of $0.7 million to settle a dispute with a third party.
Excluding these items, the Company’s reported third-quarter fiscal 2008 operating income of $32.7 million would instead have been $30.4 million.

The Company will review these results in greater detail in its Feb. 10 earnings release.
Impairment charges
The Company is required for accounting purposes to assess the carrying value of goodwill and other intangible assets annually or whenever circumstances indicate that a decline in value may have occurred. Based on the consolidated Company’s stock valuation relative to its book value, a revised development plan for Mimi’s Café and continued declining same-store sales at Mimi’s Café, the Company determined that indicators of potential impairment were present during the third quarter of fiscal 2009. As a result, the Company, with the assistance of an independent, third-party valuation specialist, assessed the carrying value of acquired goodwill and intangible assets with indefinite lives for impairment, in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets.” Based on the fair market value of the Mimi’s Café business, its revised future development plans, the overall challenging economic conditions in the primary markets where Mimi’s operates, as well as discounted future cash flow and sales projections, the Company recorded pretax non-cash impairment charges of $56.2 million for goodwill and $11.8 million for other intangible assets for Mimi’s Café.
Also, in accordance with SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets,” the Company recorded $6.4 million in pretax non-cash fixed-asset impairment charges for six Mimi’s Café restaurants. The impairment charge represents the excess of the carrying value of these restaurants over their fair value.
Third-quarter fiscal 2009 same-store sales
Preliminary third-quarter fiscal 2009 same-store sales results for Bob Evans Restaurants and Mimi’s Café are below. Shifts in Thanksgiving and Christmas timing benefited December same-store sales but negatively impacted November and January same-store sales results.

SAME-STORE SALES	SSS Restaurants	Nov.	Dec.	Jan.	3Q FY 2009
Bob Evans	545	-3.1%	3.8%	-5.7%	-1.3%
Mimi’s Café	102	-10.4%	-2.0%	-9.6%	-6.8%
COMBINED	647	-5.0%	2.2%	-6.7%	-2.8%
Fiscal year 2009 outlook and capital allocation strategy
As previously mentioned, the Company reaffirmed its estimate for fiscal 2009 adjusted operating income of approximately $91 million to $96 million, excluding the aforementioned net pretax charges of $75.3 million, which is equivalent to its existing earnings per share guidance (see “Disclosure regarding non-GAAP financial measures” below). Contemplated in the Company’s current outlook is interest expense of $13.0 million, a tax rate of approximately 31 percent (excluding the $56.2 million goodwill impairment charge, which is not tax deductible) and a diluted weighted average share count of approximately 30.8 million for the full 2009 fiscal year.

This outlook relies on a number of important assumptions, including same-store sales estimates and the risk factors discussed in the Company’s securities filings. Particular assumptions related to the Company’s fourth-quarter performance include weather-related same-store sales challenges at Mimi’s Café and Bob Evans Restaurants in the fourth quarter to date, as well as anticipated sow costs higher than its current guidance of $45 to $50 per hundredweight.
The Company also announced that it has suspended its share repurchase program for the balance of fiscal 2009. In addition, the Company expects substantively lower future capital expenditures for restaurant development in fiscal 2010 at both Bob Evans Restaurants and Mimi’s Cafe. Specifically, the Company expects to build no Bob Evans Restaurants and two Mimi’s Cafés in fiscal 2010.
The Company will provide more specific guidance for fiscal 2010 capital expenditures with its year-end earnings release in June.
Chairman and Chief Executive Officer Steve Davis said the Company remains focused on allocating capital to maximize shareholder returns. “Our decision to scale back future restaurant development and to temporarily suspend our share repurchase program reflects our desire to conserve cash and maintain financial flexibility,” Davis said. “However, we remain committed to our annual dividend rate, which we recently increased more than 14 percent to 64 cents per share.”
Disclosure regarding non-GAAP financial measures
Due to the significant impact of the goodwill impairment charge on the Company’s effective tax rate, the Company is providing its guidance for the remainder of the 2009 fiscal year in terms of adjusted operating income rather than earnings per share. The Company uses adjusted operating income as a measure for comparing its performance to prior periods and competitors, and believes it is useful to investors because it provides investors and other interested parties a means to evaluate its performance relative to its past performance, without regard to unusual charges. Adjusted operating income is not a recognized term under GAAP. The following is a reconciliation of 2009 estimated adjusted operating income to 2009 estimated operating income:

Fiscal 2009 estimated reported operating income:	$16.0 to 21.0 million
Fiscal 2009 3Q goodwill impairment:	$56.2 million
Fiscal 2009 3Q trade name impairment:	$11.8 million
Fiscal 2009 3Q fixed asset impairment:	$ 6.4 million
Fiscal 2009 3Q severance and retirement:	$ 0.8 million
Fiscal 2009 3Q unusable spare parts:	$ 0.4 million
Fiscal 2009 1Q legal settlement:	$ 0.7 million
Fiscal 2009 YTD gains on real estate sales	($ 1.0 million)

Fiscal 2009 estimated adjusted operating income:	$91 to $96 million

Company to issue earnings release and host conference call
The Company will issue its third-quarter earnings release on Tuesday, Feb. 10 after the market closes and hold its third-quarter conference call at 10 a.m. (ET) on Wednesday, Feb. 11, 2008. The dial-in number is (800) 690-3108, access code 82408731. To access the simultaneous webcast, go to www.bobevans.com/ir. A fact sheet will be available on the company’s Web site in conjunction with the earnings release. The conference call replay will be available for 48 hours, beginning two hours after the call on Feb. 11, at (800) 642-1687, access code: 82408731. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the third fiscal quarter (Jan. 23, 2009), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 140 casual restaurants located in 23 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2008 and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contacts:
Donald J. Radkoski
Chief Financial Officer
(614) 492-4901
David D. Poplar
Vice President of Investor Relations
(614) 492-4954